Special Committee of the Board of Directors of NTS Realty Capital, Inc.,

Managing General Partner of  NTS Realty Holdings Limited Partnership

600 North Hurstbourne Parkway, Suite 300

Louisville, Kentucky 40222

September 30, 2013

NTS Merger Parent, LLC
NTS Merger Sub, LLC
c/o Mr. J.D. Nichols and Mr. Brian Lavin
600 North Hurstbourne Parkway, Suite 300
Louisville, Kentucky 40222

Messrs. Nichols and Lavin:

The Special Committee of the Board of Directors of NTS Realty Capital, Inc. (“Managing GP”), the managing general partner of  NTS Realty Holdings Limited Partnership (the “Partnership”), is in receipt of your letter dated September 30, 2013, informing the Special Committee that there has been no extension of the Commitment Letter, dated December 21, 2013 (as amended, the “Commitment Letter”) between each of you and Quince Associates, limited partnership (“Quince Associates”), and that because the facility contemplated by the Commitment Letter did not close by September 30, 2013, the Commitment Letter has terminated in accordance with its terms.

The Special Committee writes to inform NTS Merger Parent, LLC (“Parent”) and NTS Merger Sub, LLC (“Merger Sub”) that, in response to the termination of the Commitment Letter, the Special Committee is reviewing all of its rights and options under that certain Agreement and Plan of Merger among Parent, Merger Sub, Managing GP and the Partnership dated December 27, 2012 (the “Merger Agreement”), including, but not limited to, initiating litigation to enforce the Merger Agreement in accordance with its terms.

Over the course of the next several weeks the Special Committee, in consultation with its legal and financial advisors, will determine what actions are in the best interests of the unaffiliated holders of the Partnership’s Units in response to these developments.  You can expect to hear further from the Special Committee following the conclusion of that review.

September 30, 2013

Sincerely,

Special Committee of the Board of Directors of
NTS Realty Capital, Inc., Managing General
Partner of NTS Realty Holdings Limited
Partnership

By: /s/ Mark D. Anderson
Name: Mark D. Anderson
Title: Chairman

cc:	Stephen H. Miller, Fore, Miller & Schwartz
Cezar M. Froelich, Shefsky & Froelich, Ltd.
Lee Eichen, Centerboard Securities, LLC
C. Craig Bradley, Stites & Harbison PLLC